MEMBERSHIP PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS MEMBERSHIP PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 28, 2011 (the “Agreement”), between Subprime Advantage, Inc., a Nevada corporation (“SUBPRIME”), and Citadel Explorations, LLC, a California limited liability company (“CITADEL”).  Together SUBPRIME and CITADEL are referred to collectively as the “Parties.”

RECITALS:

WHEREAS, SUBPRIME desires to acquire all of the issued and outstanding membership interest of CITADEL (the "Membership Interest") as of the Closing (as defined herein) solely in exchange (the “Exchange”) for the issuance by SUBPRIME of its shares of restricted common stock, $0.001 par value per share (“SUBPRIME Common Stock”) pursuant to the terms and conditions set forth below;

WHEREAS, CITADEL and SUBPRIME desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1	Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“CITADEL Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in CITADEL’s business and in which CITADEL has any right, title or interest or in which CITADEL acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of CITADEL, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Related Documents.

“CITADEL Business” means (i) the oil and gas operating business and its related businesses.

“CITADEL Membership Interest” means the membership interest of CITADEL.

“CITADEL Members” means, as of any particular date, the holders of CITADEL Membership Interest on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“SUBPRIME Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the SUBPRIME Business and in which SUBPRIME holds title or any interest or in which SUBPRIME acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of SUBPRIME.

“SUBPRIME Business” means the business conducted by SUBPRIME.

“SUBPRIME Common Stock” means the common shares of SUBPRIME, $0.001 par value, currently trading on the Over the Counter Bulletin Board under the symbol “SBPV”.

“Exchange Shares” means the shares of SUBPRIME Common Stock deliverable by SUBPRIME in exchange for Membership Interest of CITADEL.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement. Without limiting the foregoing, the laws, rules and regulations of and pursuant to the Sarbanes Oxley Act of 2002 as well as the accounting requirements included in the rules and regulations of the Commission, are included with in the term Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’, investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on  (i) the assets, Liabilities, or properties of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Related Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Related Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on CITADEL: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Related Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

1.2	Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

ARTICLE II
EXCHANGE OF MEMBERSHIP INTEREST

2.1
Exchange of Membership Interest. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), SUBPRIME shall issue and deliver to CITADEL, or its designees, Fourteen Million (14,000,000) shares of SUBPRIME common stock, (“Exchange Shares”) in exchange for One Hundred Percent (100%) Membership Interest in CITADEL, together with appropriately executed transfer documents relative to the membership interest in favor of SUBPRIME, which SUBPRIME will hold and retain so that CITADEL is a wholly owned subsidiary of SUBPRIME.

2.2
Restrictive Legend. All certificates representing the Exchange Shares shall contain the following legend in customary form restricting transfer under the 1933 Act absent registration with the Commission therefore, or available exemption, to which the Sellers hereby consent:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAW OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE ARE SPECULATIVE SECURITIES.

2.3
Closing. The closing of the transactions contemplated by this Agreement and the Related Documents (“Closing”) shall take place at the offices of Stoecklein Law Group, 402 West Broadway, Suite 690, San Diego, California, or at such other location as the parties may agree on or before April 1, 2011, at 10:00 a.m., Pacific Time,. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing may occur by exchange of documents and instruments, without personal attendance of representatives of the parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CITADEL

CITADEL (as to Sections 3.1-3.14) represents and warrants to SUBPRIME that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1
Organization and Qualification. CITADEL is a limited liability company duly organized, validly existing and in good standing under the laws of California. CITADEL has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. CITADEL is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on CITADEL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of CITADEL to perform its obligations under this Agreement or any of the Related Documents.

3.2	Capitalization.

(a)	As of the Closing, the authorized, issued and outstanding Membership Interest will be listed on Exhibit 3.2(a) hereto.

(b)
As of the Closing, there will be no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require CITADEL to issue, sell, or otherwise cause to become outstanding any of its Membership Interests or other ownership interests (collectively “Options”).

(c)
As of the Closing, all of the issued and outstanding Membership Interests of Company will be duly authorized and validly issued and outstanding, fully paid and nonassessable.  As of the Closing, all the Options will have been duly authorized and validly issued and outstanding.  As of the Closing, the capital stock and the Options will have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(d)
All of the Membership Interests of CITADEL to be issued between the date of this Agreement and the Closing will be duly authorized and will be validly issued and outstanding as of the Closing, fully paid and nonassessable, and will be issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3
Authority and Validity. CITADEL has all requisite power to execute and deliver, to perform such Party’s obligations under, and to consummate the transactions contemplated by, this Agreement (subject to receipt of any consents, approvals, authorizations or other matters). The execution and delivery by CITADEL of, the performance by CITADEL of such Party’s obligations under, and the consummation by CITADEL of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of CITADEL. This Agreement has been duly executed and delivered by CITADEL and, as of the Closing, assuming due execution and delivery by SUBPRIME, is the legal, valid, and binding obligation of CITADEL, enforceable against such Party in accordance with its terms. Upon the execution and delivery of the Related Documents by each Person (other than SUBPRIME) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Related Documents, and assuming due execution and delivery thereof by SUBPRIME, the Related Documents will be the legal, valid and binding obligations of CITADEL, enforceable against such Party in accordance with their respective terms.

3.4
No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by CITADEL of this Agreement and the Related Documents to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of CITADEL under, or result in the creation or imposition of any Encumbrance upon CITADEL, CITADEL Assets, CITADEL Business or CITADEL Membership Interest.

3.5
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by CITADEL in connection with the execution, delivery and performance by CITADEL of this Agreement or any Related Document or for the consummation by CITADEL of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on CITADEL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of CITADEL to perform its obligations under this Agreement or any of the Related Documents.

3.6
Intellectual Property. To the knowledge of CITADEL, CITADEL has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of CITADEL Business without the payment of any royalty or similar payment.

3.7
Compliance with Legal Requirements. CITADEL has operated CITADEL Business in compliance with all Legal Requirements applicable to CITADEL except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on CITADEL or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.8
Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to CITADEL, CITADEL Business or CITADEL Assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to CITADEL’s knowledge, threatened that, if adversely determined, would have Material Adverse Effect on CITADEL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.9
Taxes. CITADEL has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on CITADEL.

3.10
Books and Records. The books and records of CITADEL accurately and fairly represent CITADEL Business and Company Assets and its results of operations in all material respects. All accounts receivable and inventory of CITADEL Business are reflected properly on such books and records in all material respects.

3.11
Brokers or Finders. No broker or finder has acted directly or indirectly for CITADEL or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither CITADEL, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.12	Purchase for Investment.

(a)
CITADEL’s Members are acquiring the Exchange Shares for investment, for their own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Members have no present intention of selling, granting any participation in, or otherwise distributing the same. CITADEL further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of CITADEL Shares, except to the Members of CITADEL.

(b)
CITADEL understands that the Exchange Shares are not registered under the Securities Act, that SUBPRIME’s sale and the issuance of its securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that SUBPRIME’s reliance on such exemption is predicated on CITADEL’s representations set forth herein. CITADEL, and its Members are an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act, as such definition is amended by the Dodd-Frank Act.

3.13
Investment Experience. CITADEL acknowledges that it and its Members can bear the economic risk of its investment in the Exchange Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in SUBPRIME.

3.14	Liabilities. The liabilities and continuing obligations of CITADEL, as of the date of this Agreement, will be listed on Schedule 3.14, if any.

3.15
Information. CITADEL has carefully reviewed such information as it deemed necessary to evaluate an investment in the Exchange Shares. To the full satisfaction of CITADEL, CITADEL has been furnished all materials that CITADEL has requested relating to the issuance of the Exchange Shares hereunder, and CITADEL has been afforded the opportunity to ask questions of representatives of SUBPRIME to obtain any information necessary to verify the accuracy of any representations or information made or given to CITADEL.

3.16
Restricted Securities. CITADEL understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Act, the Exchange Shares must be held indefinitely. CITADEL is aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about CITADEL.

3.17
Disclosure. No representation or warranty of CITADEL in this Agreement or in the Related Documents and no statement in any certificate furnished or to be furnished by CITADEL pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUBPRIME

SUBPRIME, represents and warrants to CITADEL that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1
Organization and Qualification. SUBPRIME is a corporation duly organized, validly existing and in good standing under the laws of Nevada. SUBPRIME has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. SUBPRIME is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SUBPRIME or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of CITADEL or any of SUBPRIME to perform their obligations under this Agreement or any of the Related Documents.

4.2	Capitalization.

(a)
As of the date hereof, SUBPRIME’s authorized capital stock of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 of which there are 1,158,000 shares of common stock outstanding and no shares of preferred stock outstanding.

(b)
Except for the Common Stock, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require SUBPRIME to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c)
All of the issued and outstanding shares of SUBPRIME Common Stock have been, and all prior issuances of SUBPRIME Common Stock were, issued in compliance with applicable securities laws and all other applicable Legal Requirements.

(d)	The Exchange Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

(e)
As of the Closing, and subsequent to a 12:1 Forward Split of SUBPRIME issued and outstanding shares, and upon cancellation of 7,200,000 post Forward Split affiliate shares, and cancellation of 496,000 post Forward Split Stoecklein Law Group shares, and after the issuance of 14,000,000 post Forward Split Exchange Shares, it is anticipated that there will be 20,200,000 shares of common stock outstanding and no shares of preferred stock outstanding. In addition to the 20,200,000 shares of common stock referenced herein above, SUBPRIME may, as set forth in Section 5.7.1, issue an additional 400,000 shares of common stock of SUBPRIME in exchange for $2.50 per share.

4.3
Authority and Validity. SUBPRIME has all requisite power to execute and deliver, to perform such party’s obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Documents. The execution and delivery by SUBPRIME of, the performance by SUBPRIME of its respective obligations under, and the consummation by SUBPRIME of the transactions contemplated by, this Agreement and the Related Documents have been duly authorized by all requisite action of SUBPRIME.  No stockholder approval of the holders of capital stock of SUBPRIME is required for the issuance of the Exchange Shares. This Agreement has been duly executed and delivered by SUBPRIME and (assuming due execution and delivery by CITADEL) is the legal, valid and binding obligation of SUBPRIME, enforceable against it in accordance with its terms. Upon the execution and delivery by SUBPRIME of the Related Documents to which it is a party, and assuming due execution and delivery thereof by the other parties thereto, the Related Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

4.4
No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, the execution, delivery and performance by SUBPRIME of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of SUBPRIME under, or result in the creation or imposition of any Encumbrance upon the property of SUBPRIME.

4.5
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by SUBPRIME in connection with the execution, delivery and performance by them of this Agreement or any Related Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on SUBPRIME or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of CITADEL or SUBPRIME to perform its obligations under this Agreement or any of the Related Documents.

4.6
Compliance with Legal Requirements. SUBPRIME has operated the SUBPRIME Business in compliance with all material Legal Requirements applicable to SUBPRIME, except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on SUBPRIME or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.7
Litigation. (i) There are no outstanding judgments or orders against or otherwise affecting or related to SUBPRIME, its business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of SUBPRIME, threatened that, if adversely determined, would have a Material Adverse Effect on SUBPRIME or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.8
Environmental Matters. SUBPRIME has not violated any Environmental Laws, SUBPRIME has obtained and maintains all permits, licenses or other approvals required of them under applicable Environmental Laws and SUBPRIME is not in violation of any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on SUBPRIME.

4.9
Reliance Upon Representations and Warranties of CITADEL. SUBPRIME hereby represents, warrants, acknowledges, and agrees that CITADEL has not made, and that SUBPRIME has not relied upon, any statements made by CITADEL or any agent of CITADEL, except as provided in Article 3 of this Agreement. SUBPRIME further represents, warrants, acknowledges, and agrees that SUBPRIME has not relied upon any information provided by CITADEL, with the exception of information as an exhibit or schedule to this Agreement.

ARTICLE V
COVENANTS OF CITADEL

Between the date of this Agreement and the Closing Date:

5.1
Additional Information. CITADEL shall provide to SUBPRIME and its Representatives such financial, operating and other documents, data and information relating to CITADEL, CITADEL Business and CITADEL Assets and Liabilities of CITADEL, as SUBPRIME or its Representatives may reasonably request. Such additional information to include, but not be limited to, audited financial statements for the years ending December 31, 2010 and December 31, 2009, all prepared in conformity with US GAAP.

5.2
Continuity and Maintenance of Operations. CITADEL shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to promote the financial success of CITADEL Business and promptly notify SUBPRIME of any material adverse change in the condition (financial or otherwise) of CITADEL Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify SUBPRIME of any material adverse change in such relationships.

5.3
Consents and Approvals. As soon as practicable after execution of this Agreement, CITADEL shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by CITADEL to consummate the transactions contemplated by this Agreement and the Related Documents.

5.4
Notification of Certain Matters. CITADEL shall promptly notify SUBPRIME of any fact, event, circumstance or action known to it that is reasonably likely to cause CITADEL to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to SUBPRIME pursuant to this Agreement or the existence or occurrence of which would cause any of CITADEL’s representations or warranties under this Agreement not to be correct and/or complete. CITADEL shall give prompt written notice to SUBPRIME of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

5.5
Company Schedules and Signature Pages. CITADEL shall, from time to time prior to Closing, supplement its Schedules with additional information that, if existing or known to it on the date of delivery to SUBPRIME, would have been required to be included therein.  In particular, prior to the closing, CITADEL will complete and update Schedules 3.2(a) to list all of CITADEL Membership Interest Holders as of the Closing Date and all holders of Options as of the Closing Date.  CITADEL will deliver to SUBPRIME a joinder to this Agreement from all Company Membership Interest Holders as of the Closing Date other than the Founders that initially signed this Agreement. Such signatures may be by power of attorney.

5.6	Payment of Costs of Transaction. If the transaction is consummated, SUBPRIME will be responsible for all the costs of the transaction contemplated by this Agreement.

5.7
Issuance of Additional Shares. Until the restrictions described in Section 3.15 of this Agreement have lapsed, no shares of the common or preferred stock of SUBPRIME shall be issued, with the exception of the shares disclosed pursuant to Section 4.2(e) of this Agreement, and the following additional shares:

5.7.1	Up to 400,000 shares of restricted Common Stock to be issued pursuant to a Private Placement of SUBPRIME shares in exchange for $2.50 per share.

ARTICLE VI
COVENANTS OF SUBPRIME

Between the date of this Agreement and the Closing Date:

6.1
Additional Information. SUBPRIME shall provide to CITADEL and its Representatives such financial, operating and other documents, data and information relating to SUBPRIME, the SUBPRIME Business and the SUBPRIME Assets and the Liabilities of SUBPRIME, as CITADEL or its Representatives may reasonably request.

6.2
No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE X, SUBPRIME will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal, and other than as required to comply with their fiduciary duties.

6.3
Continuity and Maintenance of Operations. SUBPRIME promptly will notify CITADEL of any material adverse change in the condition or prospects (financial or otherwise) of the SUBPRIME or the SUBPRIME Business.

6.4
Consents and Approvals. As soon as practicable after execution of this Agreement, SUBPRIME shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by SUBPRIME to consummate the transactions contemplated by this Agreement and the Related Documents.

6.5
Notification of Certain Matters. SUBPRIME shall promptly notify CITADEL of any fact, event, circumstance or action known to it that is reasonably likely to cause SUBPRIME to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to CITADEL pursuant to this Agreement or the existence or occurrence of which would cause any of the SUBPRIME representations or warranties under this Agreement not to be correct and/or complete. SUBPRIME shall give prompt written notice to CITADEL of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

6.6
SUBPRIME Further Information. SUBPRIME shall, from time to time prior to Closing, supplement the information previously supplied to CITADEL with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

6.7
Change of Control. At the Closing, CITADEL is hereby permitted to date the resignations and letters of change of officers and use such resignations and letters as may be necessary to effect the change of control of the board of directors and the officers.

6.8
Elimination of Outstanding Obligations.  SUBPRIME, prior to the Closing, will take all action necessary to pay and otherwise eliminate all of its liabilities so that at the Closing, there will be no outstanding or contingent liabilities of SUBPRIME outstanding.  SUBPRIME will also take all such action as may be required to terminate all agreements that call for contingent or future payments of money by SUBPRIME, including under consulting and employment agreements as of the date of this Agreement.  SUBPRIME will also terminate all of its obligations to register any securities of SUBPRIME and will terminate all outstanding capital stock award plans, including stock option plans.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SUBPRIME

All obligations of SUBPRIME under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that SUBPRIME may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1
Accuracy of Representations. All representations and warranties of CITADEL contained in this Agreement, the Related Documents and any certificate delivered by any of CITADEL at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. CITADEL shall have delivered to SUBPRIME a certificate dated as of the Closing Date to the foregoing effect.

7.2
Covenants. CITADEL shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Related Documents that are to be performed or complied with by them at or prior to Closing. CITADEL shall have delivered to a certificate dated the Closing Date to the foregoing effect.

7.3
Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained by CITADEL from, and all registrations, filings and notices required to be made by CITADEL with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

7.4	Delivery of Documents. CITADEL shall have delivered, or caused to be delivered, to SUBPRIME the following documents:

(i) Certified copies of CITADEL’s articles of organization and operating agreement and certified resolutions of the board of directors or members of CITADEL authorizing the execution of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as SUBPRIME may reasonably request: (A) to evidence the accuracy of CITADEL’s representations and warranties under this Agreement, the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by CITADEL of, or the compliance by CITADEL with, any covenant, obligation, condition and agreement to be performed or complied with by CITADEL under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

7.5
No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in CITADEL Assets, CITADEL Business or the financial condition or operations of CITADEL, taken as a whole.

7.6
Delivery of Company Shares. CITADEL shall have delivered certificates representing 100% of CITADEL Membership Interest together with appropriate notarized assignments therefore, to SUBPRIME, in exchange for the Exchange Shares.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF CITADEL

All obligations of CITADEL under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that CITADEL may, in its discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1
Accuracy of Representations. All representations and warranties of SUBPRIME contained in this Agreement and the Related Documents and any other document, instrument or certificate delivered by any of SUBPRIME at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. SUBPRIME shall have delivered to CITADEL a certificate dated as of the Closing Date to the foregoing effect.

8.2
Covenants. SUBPRIME shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Related Documents and required by this Agreement and the Related Documents to be performed or complied with by SUBPRIME at or prior to Closing. SUBPRIME shall have delivered to CITADEL a certificate dated the Closing Date to the foregoing effect.

8.3
Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

8.4
Appointment of Directors and Officers.  SUBPRIME shall have taken all such action as necessary to appoint the Directors and the Officers of the post-exchange company as provided in Section 6.2 necessary to effect the change of control prior to the Closing Date.

8.5
Termination of Liabilities.  SUBPRIME will have taken all action necessary, and provided to CITADEL and Sellers proof thereof, to eliminate all of the monetary obligations of SUBPRIME existing prior to or at the Closing Date to pay money pursuant to outstanding obligations, notes, debts and agreements (written and unwritten) and to terminate all obligations to take any action that would require CITADEL to pay any amount thereunder to any person. It is the intent of this provision that as of the Closing Date, SUBPRIME will have no obligations of any nature to take any action or to pay any sum as of or after the Closing Date.  This provision is considered by CITADEL to be of the utmost importance, and any violation of the aforementioned obligations in this section by SUBPRIME shall be cause to terminate this Agreement at the sole option of CITADEL and CITADEL may seek and recover damages from SUBPRIME for its breach of its covenant and this condition.

8.6
Outstanding Securities.  At the Closing Date, after the 12:1 Forward Split, and after the issuance of the Exchange Shares, and after the issuance of the Private Placement shares, SUBPRIME will have no more than 20,600,000 SUBPRIME Common Stock outstanding and no shares of preferred stock outstanding, and there will be no agreements, instruments, securities or arrangements in existence which would require SUBPRIME to issue any SUBPRIME Common Stock or any other securities of SUBPRIME, except for this Agreement.

8.7	Delivery of Documents. SUBPRIME, as applicable, shall have executed and delivered, or caused to be executed and delivered, to CITADEL the following documents:

(i) Certified copies of the articles of incorporation and by-laws of SUBPRIME and certified resolutions by the board of directors authorizing the execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as CITADEL may reasonably request: (A) to evidence the accuracy of the representations and warranties of SUBPRIME under this Agreement and the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by SUBPRIME of, or the compliance by  SUBPRIME with, any covenant, obligation, condition and agreement to be performed or complied with by SUBPRIME under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

(iii) Any additional letters of resignation from SUBPRIME’s current officers and directors to be effective upon the Closing Date, as requested by CITADEL.

(iv) Copies of the board resolutions from SUBPRIME’s current directors appointing only the Directors and the Officers, effective the Closing Date.

(v) All other corporate books and records of SUBPRIME.

8.8
No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition, operations or prospects of SUBPRIME and the SUBPRIME Business, other than as contemplated herein.

ARTICLE IX
INDEMNIFICATION

9.1
Indemnification by CITADEL. CITADEL shall indemnify, defend and hold harmless SUBPRIME, and each of its respective directors, officers, managers, employees, agents, attorney’s and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of CITADEL contained in this Agreement made as of the Closing Date. No claim under this Section 9.1 may be made unless notice is given pursuant to Section 9.3 within one year from the closing.

9.2
Indemnification by SUBPRIME. SUBPRIME shall indemnify, defend and hold harmless CITADEL from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of SUBPRIME contained in this Agreement made as of the Closing Date, or from the operation and/or assets of CITADEL subsequent to the Closing Date.

9.3
Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising there from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4
Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

10.1	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by mutual written agreement of Parties; or

(b)	by either CITADEL or SUBPRIME upon notification to the non-terminating party by the terminating party provided that:

(i)
the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; or

(ii)
any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and non-appealable, or

(iii)	the transaction has not closed by April 1, 2011.

(c)
by CITADEL on or before March 15, 2011, if it discovers though its due diligence review of SUBPRIME any breach of a representation or warranty of SUBPRIME or a condition that is reasonably likely to prevent SUBPRIME from being able to meet a covenant or a condition to Closing under this Agreement, provided that to terminate this Agreement under this provision, CITADEL must give written notice of the breach or condition to SUBPRIME and SUBPRIME will have five days in which to cure the breach or condition, which if not cured to the reasonable satisfaction of CITADEL, CITADEL shall then provide written notice of termination of this Agreement within two days of the end of the cure period.  If CITADEL elects not to terminate this Agreement after serving written notice of a breach or condition, then the representation or warranty or the covenant or condition will be deemed modified to either create an exception or waiver, and CITADEL will not be in breach or put into breach of this Agreement for any purpose thereto related.

10.2
Effect of Termination. If this Agreement is validly terminated by either CITADEL or SUBPRIME pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

11.1
Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Sellers shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Related Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Related Documents.

11.2
Publicity. The initial press release shall be a joint press release and thereafter CITADEL and SUBPRIME each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

11.3
Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

(a) If to SUBPRIME, to:

Subprime Advantage, Inc.
501 West Broadway, Suite A-323
San Diego, California 92101

With a copy to:

Donald J. Stoecklein
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, California 92101

(b) If to CITADEL to:

Citadel Explorations, LLC
214 West Aliso
Ojai, California 93023

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.4
Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Related Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

11.5	Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.6
Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule.

11.7
Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.8
Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

11.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10
Entire Agreement. This Agreement (including the Exhibits, CITADEL Schedules, the SUBPRIME Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

11.11
Survival of Representations and Covenants. Notwithstanding any right of any Party fully to investigate the affairs of CITADEL or SUBPRIME, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date unless, prior to such date, a Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement.  The Parties agree that any disclosure made on one schedule will be deemed disclosure on any other schedule calling for the same information.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Subprime Advantage, Inc., a Nevada corporation

/s/ Molly Country
Molly Country, President

Citadel Explorations, LLC, a California Limited Liability Company

By: /s/ Armen Nahabedian
Armen Nahabedian, Managing Member

EXHIBIT 2.1(a)

Name	% of Membership Interest of Company

Armen Nahabedian	100%

100%